Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of Momentive Performance Materials Inc. of our report dated February 25, 2011, except for Note 19, as to which the date is July 25, 2011, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Momentive Performance Materials Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Albany, New York

November 18, 2011